UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 20, 2007
OREXIGEN THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12481 High Bluff Drive, Suite 160, San Diego, CA (Address of Principal Executive Offices)	92130 (Zip Code)
Registrant’s telephone number, including area code: (858) 436-8600

(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     Bonuses Payable to Named Executive Officers for Fiscal Year 2007 and Fiscal Year 2008 Base Salaries. On December 20, 2007, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Orexigen Therapeutics, Inc. (the “Company”) approved cash bonus payments for the 2007 fiscal year to be paid to the Company’s named executive officers. Bonus payments were based on an evaluation by the Compensation Committee of each individual named executive officer’s performance during the 2007 fiscal year. This evaluation included input from Gary D. Tollefson, M.D., Ph.D., the Company’s President and Chief Executive Officer, for all of the Company’s named executive officers other than himself and additional input from the Company’s independent compensation consultant.
     The Compensation Committee established target bonus levels for the named executive officers. The target bonus for Dr. Tollefson is equal to 60% of his base salary and the target bonus for the other named executive officers is equal to 50% of their respective base salaries.
     In addition, the Compensation Committee with consultation from Dr. Tollefson for the named executive officers other than himself and the independent compensation consultant set new fiscal year 2008 base salaries for the Company’s named executive officers.
     The total bonuses to be paid to each named executive officer and their new fiscal year 2008 base salaries are as follows:

		2007 Annual Merit
Named Executive Officer	Title	Bonus	2008 Base Salary
Gary D. Tollefson, M.D., Ph.D.	President, Chief Executive Officer and Member of the Board of Directors	$267,750	$425,000

Anthony McKinney	Chief Operating Officer	$150,150	$304,800

Graham Cooper	Chief Financial Officer Officer and Treasurer	$147,288	$288,800

Eduardo Dunayevich, M.D.	Chief Medical Officer	$132,300	$265,300

Ronald Landbloom, M.D.	Vice President of Medical and Regulatory Affairs	$113,400	$257,000

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.
Date: December 28, 2007	By:	/s/ Gary D. Tollefson
		Name:	Gary D. Tollefson, M.D., Ph.D.
		Title:	President and Chief Executive Officer

Date: December 28, 2007	By:	/s/ Graham K. Cooper
		Name:	Graham K. Cooper
		Title:	Chief Financial Officer and Treasurer